Exhibit 5.1

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

June 27, 2014

First Cash Financial Services, Inc.

and the guarantors listed on Annex A

690 East Lamar Blvd., Suite 400

Arlington, Texas 76011

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to First Cash Financial Services, Inc., a Delaware corporation (the “Company”), and the guarantors listed on Annex A hereto (the “Guarantors,” and together with the Company, the “Registrants”) in connection with the filing of the above-referenced Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registrants are filing the Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”), (a) $200,000,000 aggregate principal amount of the Company’s 6.75% Senior Notes due 2021 (the “New Notes”) and (b) the related guarantees of the New Notes by the Guarantors (the “New Note Guarantees” and, together with the New Notes, the “Securities”), to be issued under an Indenture dated as of March 24, 2014 (the “Indenture”), by and among the Company, the Guarantors and BOKF, NA dba Bank of Texas, as Trustee. Following the effectiveness of the Registration Statement and pursuant to a Registration Rights Agreement dated as of March 24, 2014, by and among the Company, the Guarantors and Wells Fargo Securities, LLC (the “Registration Rights Agreement”), the Registrants intend to issue the Securities to the holders of $200,000,000 aggregate principal amount of the Company’s 6.75% Senior Notes due 2021 (the “Old Notes”) in exchange for such Old Notes and the related guarantees of the Old Notes by the Guarantors (the “Old Note Guarantees”). The Indenture, the Registration Rights Agreement and the form of global certificate evidencing the New Notes are referred to herein collectively as the “Transaction Documents.”

We are furnishing this opinion letter pursuant to Item 21 of Form S-4 and Item 601(b)(5) of the Commission’s Regulation S-K.

In rendering the opinion set forth herein, we have examined and relied upon the following:

(i) the Certificates of Incorporation, Certificates of Formation, Articles of Incorporation, Articles of Organization, Certificates of Limited Partnership or other charter documents of the Company and each of the Guarantors identified by an asterisk on Annex A hereto (each a “Covered Guarantor” and, collectively, the “Covered Guarantors”);

(ii) the bylaws, limited liability company agreements, agreements of limited partnership, regulations or other organizational documents of the Company and each of the Covered Guarantors;

First Cash Financial Services, Inc.

June 27, 2014

(iii) copies of certain resolutions of the Boards of Directors, the managers, the members, the general partners or the stockholders, as applicable, or committees thereof, of each of the Company and the Guarantors with regard to the transactions contemplated by the Transaction Documents;

(iv) an executed copy of the Registration Rights Agreement;

(v) an executed copy of the Indenture (including the New Note Guarantees, the Old Note Guarantees and the related form of notation of guarantee contained therein);

(vi) the forms of global certificate representing the Old Notes (including the notation of guarantee contained therein);

(vii) the proposed form of global certificate representing the New Notes;

(viii) certificates issued by the Secretary of State of each of the States of Delaware, Maryland, Oklahoma, Texas and Virginia and the District of Columbia with respect to the existence and good standing of the Company and each of the Covered Guarantors under the laws of such respective jurisdictions; and

(ix) a Certificate of Secretary of R. Douglas Orr, Secretary or Manager of the Company and each of the Guarantors dated the date hereof (the “Secretary’s Certificate”).

We have also examined such other agreements, instruments and other documents of the Company and the Guarantors and such certificates of officers of the Company and the Guarantors and of public officials, and have made such examination of law, as we have deemed necessary or appropriate for the purposes hereof.

As to certain factual matters, but not conclusions of law, we have relied upon the representations and warranties of the parties to the Transaction Documents, upon the Secretary’s Certificate and upon certificates of public officials. Except as otherwise expressly set forth, we have made no independent examination of facts, review of court records or other public records, or factual investigation for the purposes of this opinion letter.

For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as certified, conformed, photostatic, electronic or telefacsimile copies; (iv) the legal capacity of all natural persons; and (v) the due authorization, execution, and delivery of and the validity and binding effect of the Transaction Documents with regard to the parties to the Transaction Documents other than the Company and the Guarantors.

We express no opinion herein in respect of any laws other than the General Corporation Law of the State of Delaware and the laws of the States of Maryland, New York and Texas that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents. Insofar as our opinion expressed below relates to matters governed by the laws of the State of Colorado, we have relied solely on the opinion letter of Holland & Hart LLP, counsel to the Guarantors incorporated in the State of Colorado, dated today and addressed to you and to us, subject to the qualifications stated in such opinion letter. We have no reason to believe that either you or we are not justified in relying on the opinion expressed therein.

First Cash Financial Services, Inc.

June 27, 2014

Based upon the foregoing and subject to the other assumptions, exceptions, limitations and qualifications stated herein, we are of the opinion that the Securities have been duly authorized by the Company and the Guarantors and that, when the New Notes have been executed by the Company, authenticated by the Trustee in accordance with the Indenture, and issued and delivered by the Company in exchange for the Old Notes as contemplated by the Registration Rights Agreement, the Securities will constitute valid and binding obligations of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with their terms and entitled to the benefits of the Indenture.

The foregoing opinion is subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing, materiality and reasonableness, and (iv) the possible unenforceability under certain circumstances of provisions providing for exculpation, indemnification and contribution that are contrary to public policy.

The foregoing opinion is limited to the matters expressly stated, and no opinion may be implied or inferred beyond the opinion expressly stated.

The foregoing opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

We consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Alston & Bird LLP

By:	/s/ M. Hill Jeffries
M. Hill Jeffries
A Partner

ANNEX A

GUARANTORS

Name	State of Organization
College Park Jewelers, Inc.*	Maryland
Famous Pawn, Inc. *	Maryland
FCFS CO, Inc.	Colorado
First Cash Corp. *	Delaware
First Cash Credit, Ltd. *	Texas
First Cash, Ltd. *	Texas
First Cash Management, L.L.C. *	Delaware
First Cash Credit Management, L.L.C. *	Texas
King Pawn, Inc. *	Maryland
LTS, Incorporated	Colorado
Maryland Precious Metals Inc. *	Maryland
Mister Money – RM, Inc.	Colorado

*	Covered Guarantors